Exhibit 99.1

MAY 5, 2004

SAUER-DANFOSS INC. NAMES JØRGEN M. CLAUSEN AS CHAIRMAN OF BOARD, SVEN MURMANN AS VICE CHAIRMAN

Klaus H. Murmann Named Chairman Emeritus

CHICAGO, Illinois, USA, May 5, 2004—Sauer-Danfoss Inc.’s (NYSE: SHS; FSE: SAR) board of directors has named Jørgen M. Clausen as Chairman of Sauer-Danfoss Inc.  Mr. Clausen replaces Klaus H. Murmann, who will remain on the board and has been named Chairman Emeritus.  Sven Murmann has been named Vice Chairman of the board of directors.

The change in Chairmanship is in keeping with the planned transition agreed at the time of the merger between Sauer Inc. and Danfoss Fluid Power A/S.

Jørgen Clausen is President and Chief Executive Officer of Danfoss A/S, a $2.5 billion global manufacturer of components and subsystems for the refrigeration, air conditioning, heating, water and motion control industries.  He is also Chairman of the Board of Risoe National Laboratories and Chairman of Junior Achievement/Young Enterprise Europe.  He has been Vice Chairman of Sauer-Danfoss since 2000.

Sven Murmann is Managing Director of Sauer Holding GmbH. He has been on the board of directors of Sauer-Danfoss since 1994.

David Anderson, President and Chief Executive Officer, commented, “We were extremely fortunate to have Klaus’ leadership with his 40 years of international business experience and his unwavering focus on technology leadership in hydraulics and electronics for the mobile equipment industry.  We look forward to Klaus’ continued guidance as a director and our Chairman Emeritus.”

Anderson added, “Our good fortune continues as Jørgenassumes the leadership of Sauer-Danfoss. Jorgen’s 25 years of global business experience, many of which were directly involved in the fluid power industry, will assure us of a seamless transition of the Chairman’s responsibility. His experience, combined with his knowledge of our business, uniquely qualifies him to be our new chairman.”

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of more than $1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

For further information please contact:
Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com